UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 30, 2025 (July 29, 2025)

INTERNATIONAL FLAVORS & FRAGRANCES INC.
(Exact Name of Registrant as Specified in its Charter)

New York	1-4858	13-1432060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 West 57th Street New York, New York	10019

200 Powder Mill Road Wilmington, Delaware	19803
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 765-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value 12 1/2¢ per share	IFF	New York Stock Exchange
1.800% Senior Notes due 2026	IFF 26	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 29, 2025, International Flavors & Fragrances Inc. (the “Company”) announced that Mr. Jesus Mantas and Mr. Paul Fribourg have been appointed to the board of directors of the Company (the “Board”), effective July 29, 2025 (the “Effective Date”). As of the Effective Date, Mr. Mantas has been named to the Board’s Audit Committee and Innovation Committee, while Mr. Fribourg has been named to the Board’s Transaction Committee.

Jesus Mantas, 56, served as the Global Managing Partner leading the $10B Business Transformation Services unit in IBM Consulting.  Prior to that role, he led M&A in IBM Consulting, led IBM Consulting Global Strategy and Offerings, and led multiple global divisions including IBM Global Business Outsourcing, IBM Consulting in Latin America, and IBM Consulting in North America Enterprise market. Before IBM, he was a Partner in the Technology practice of PricewaterhouseCoopers Consulting. Mr. Mantas currently serves on Biogen Inc.’s Board of Directors as the Chair of its Compensation and Management Development Committee. He serves as vice-chair of HITEC, and council member of the Council of Global Competition and Innovation, both nonpartisan, nonprofit organizations. He served as a member of the World Economic Forum AI Global Council, served as an adjunct professor at the University of California Irvine Graduate School of Management and served as an officer in the Air Force of Spain.

Paul Fribourg, 71, brings more than four decades of global leadership experience in the agribusiness, food, and investment sectors, and currently serves as Chairman and Chief Executive Officer of Continental Grain Company (“Conti”), a position he has held since 1976. Mr. Fribourg has overseen Conti’s transformation into a diversified global investment firm with a focus on food, agriculture, and adjacent industries. Under Mr. Fribourg’s leadership, Conti has expanded its portfolio and strategic partnerships across continents, reinforcing its legacy of innovation and resilience. Mr. Fribourg serves as lead independent director of Loews Corp. and sits on the boards of The Estée Lauder Companies Inc., Syngenta Group Co. Ltd. and Wayne-Sanderson Farms LLC. Mr. Fribourg is also a member of the Rabobank International North American Agribusiness Advisory Board, the Council on Foreign Relations, the Temasek Americas Advisory Panel and the International Business Leaders Advisory Council for the mayor of Shanghai.

The Board has determined that both Mr. Mantas and Mr. Fribourg each qualify as independent directors under the applicable rules and regulations of the New York Stock Exchange and the Company’s Board independence requirements.

There is no arrangement or understanding between Mr. Mantas or Mr. Fribourg and any other persons, pursuant to which Mr. Mantas or Mr. Fribourg were appointed to serve on the Board. Additionally, there has not been any transaction or currently proposed transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Mantas or Mr. Fribourg had or will have a direct of indirect material interest since the beginning of the Company’s last fiscal year.

Mr. Mantas and Mr. Fribourg will each participate in the non-employee director compensation arrangements described in the Company’s 2024 Proxy Statement, which was filed with the Securities and Exchange Commission on March 18, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Steve Landsman
Name:	Steve Landsman
Title:	Executive Vice President and General Counsel

Date: July 30, 2025